EXHIBIT B-2




                         TRANSITIONAL SERVICES AGREEMENT
                                       FOR
                             TRANSMISSION FACILITIES
          (TRANSFERRED UNDER WISCONSIN "RELIABILITY 2000" LEGISLATION)




                                     BETWEEN

                        AMERICAN TRANSMISSION COMPANY LLC

                                       AND

                          [                         ]*
                           -------------------------




                        DATED AS OF [             ], 2000
                                     -------------


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                                TABLE OF CONTENTS

                                                                            PAGE


ARTICLE 1    DEFINITIONS AND INTERPRETATION....................................2

     1.1  Definitions, Generally...............................................2

     1.2  Special Definitions..................................................3

          1.2.1  Administrative Services.......................................3

          1.2.2  Budget........................................................3

          1.2.3  Day One.......................................................3

          1.2.4  Day 181.......................................................3

          1.2.5  Good Utility Practice.........................................3

          1.2.6  Key Personnel.................................................4

          1.2.7  Party.........................................................4

          1.2.8  Parties.......................................................4

          1.2.9  Service Schedules.............................................4

          1.2.10 Services......................................................4

          1.2.11 System Control Services.......................................4

          1.2.12 Transmission Facilities.......................................4

          1.2.13 Transmission System...........................................5

ARTICLE 2    TERM..............................................................5

     2.1  Term of Agreement....................................................5

     2.2  Extension............................................................5

ARTICLE 3    REQUIRED REGULATORY APPROVALS.....................................5

ARTICLE 4    GENERAL PROVISIONS REGARDING SERVICES TO BE
             PROVIDED BY UTILITY CONTRACTOR....................................6

     4.1  Services on Day One..................................................6

     4.2  Exclusions of Services on Day One....................................6

     4.3  Exclusion of Services After Day 181..................................7

     4.4  Development of Service Schedules.....................................7

ARTICLE 5    RESPONSIBILITIES OF UTILITY CONTRACTOR...........................11

     5.1  Scope of Services...................................................11

     5.2  Performance Standards...............................................11

     5.3  Utility Contractor Resources........................................13

     5.4  Budget..............................................................14

     5.5  Reports.............................................................15

     5.6  Training............................................................15

     5.7  Contracts with Third Parties........................................16

ARTICLE 6    COMPENSATION OF UTILITY CONTRACTOR...............................17

     6.1  Compensation........................................................17

     6.2  Methods of Calculating the Compensation Due.........................17

     6.3  Compensation for Inventory and Storage..............................17

     6.4  Billing and Payment.................................................18

     6.5  Audits and Adjustments..............................................18

ARTICLE 7    RESPONSIBILITIES OF ATCLLC.......................................19

ARTICLE 8    SERVICES AVAILABLE TO ATCLLC DURING TRANSITION...................20

     8.1  General.............................................................20

     8.2  Control Center Services.............................................20

     8.3  Real Estate.........................................................20

     8.4  Project Services....................................................22

     8.5  Environmental Services..............................................22

     8.6  Supply Chain Services...............................................22

     8.7  Engineering Services................................................23

     8.8  Planning Services...................................................23

     8.9  Miscellaneous Services..............................................23

ARTICLE 9    SPECIALIZED CONSTRUCTION SERVICES................................24

ARTICLE 10   OWNERSHIP........................................................24

ARTICLE 11   DISPUTE RESOLUTION...............................................26

ARTICLE 12   FORCE MAJEURE....................................................26

ARTICLE 13   LIMITATION OF LIABILITY..........................................27

ARTICLE 14   INDEMNITY........................................................27

ARTICLE 15   INSURANCE........................................................30

ARTICLE 16   SUCCESSORS AND ASSIGNS...........................................32

ARTICLE 17   NOTICE...........................................................33

ARTICLE 18   MISCELLANEOUS....................................................34

     18.1  Compliance with Laws...............................................34

     18.2  Entire Agreement...................................................34

     18.3  Counterparts.......................................................34

     18.4  Amendment..........................................................34

     18.5  Survival...........................................................34

     18.6  Independent Contractor.............................................34

     18.7  Confidentiality....................................................35

     18.8  Standards of Conduct...............................................36

     18.9  No Implied Waivers.................................................36

     18.10 No Third-Party Beneficiaries.......................................37

     18.11 Severability.......................................................37

     18.12 Governing Law......................................................37

     18.13 Interpretation.....................................................37

     18.14 Headings...........................................................37

     18.15 Modification of  Agreement by Service Schedules....................38

     18.16 Affiliate Status of Parties........................................38

                         TRANSITIONAL SERVICES AGREEMENT

                                       FOR

                             TRANSMISSION FACILITIES

     THIS TRANSITIONAL SERVICES AGREEMENT FOR TRANSMISSION FACILITIES
("Agreement") is entered into as of               , 2000 by and between [NAME OF
                                    --------------
CONTRACTING UTILITY] or [SHORT FORM NAME OF CONTRACTING UTILITY] ("Utility Contractor"), a Wisconsin corporation, and American Transmission Company LLC ("ATCLLC"), a Wisconsin limited liability company (collectively, the "Parties"). Utility Contractor and ATCLLC are referred to individually as a "Party" and collectively as the "Parties".

                                    RECITALS

     WHEREAS, Wisconsin Act 9 ("Reliability 2000 Legislation"), effective October 29, 1999, authorized the organization of a new company to provide electric transmission service;

     WHEREAS, pursuant to the provisions of the Reliability 2000 Legislation, ATCLLC was organized to provide transmission service;

     WHEREAS, the Reliability 2000 Legislation authorized electric transmission utilities to transfer their transmission assets to a new company organized to provide transmission service;

     WHEREAS, [SHORT FORM NAME OF CONTRACTING UTILITY] has agreed to transfer its transmission assets to ATCLLC;

     WHEREAS, the Parties intend that ATCLLC will commence operation of the Transmission System on January 1, 2001 ("Day One").

     WHEREAS, ATCLLC is in the process of searching for and employing personnel needed to staff the functions necessary for its operations from and after Day One, which may include personnel currently employed by Utility Contractor and performing those functions for Utility Contractor. Of necessity, on Day One ATCLLC must obtain services so as to ensure continuation of high quality, reliable service.

     WHEREAS, the Parties desire to reflect herein their agreement for the provision of certain services. The Parties have also entered into a Forming Party Agreement Regarding System Operating Procedures dealing with the performance of certain functions in operation of the system and a Facilities Operation and Maintenance Agreement ("Facilities O & M Agreement") pursuant to which the Parties have arranged for the provision of Operation and Maintenance Services upon commencement of operations of ATCLLC.

     WHEREAS, the Parties desire to provide in this Agreement for the provision by Utility Contractor of the services needed on Day One for ATCLLC to provide uninterrupted, reliable, cost effective transmission service. The Parties further desire to commit in this agreement to a cooperative approach to the necessary analysis, coordinated planning, construction, and other measures necessary to meet ATCLLC's needs for a transition from functional control to full control of all aspects of the Transmission System, while accommodating the need of Utility Contractor to plan, supervise and conduct its continuing distribution operations after Day One.

     NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein, the Parties hereby agree as follows:

                                   ARTICLE 1

                         DEFINITIONS AND INTERPRETATION

     1.1  DEFINITIONS, GENERALLY

     Unless defined in Section 1.2 of this Agreement, the definition of each defined term used in this Agreement shall be the same as the definition for that term set forth in the OATT, the Operating Agreement of American Transmission Company, LLC, or the Asset Contribution Agreement between the Parties.

     1.2  SPECIAL DEFINITIONS

     The following defined terms used in this Agreement shall be defined as set forth below:

          1.2.1     ADMINISTRATIVE SERVICES

          "Administrative Services" shall mean those categories and subcategories of Services described in Sections 8.3, 8.5, 8.6, 8.7, 8.8, and 8.9 of this Agreement. 1.2.2 BUDGET

          "Budget" shall mean the budget to be prepared by Utility Contractor pursuant to Section 6.3 hereof.

          1.2.3     DAY ONE

          "Day One" shall mean the date on which ATCLLC commences operations, and has the same meaning as the term Operations Date as that term is used in the Operation and Maintenance Agreement between the Parties.

          1.2.4     DAY 181

          "Day 181" shall mean 180 calendar days after Day One.

          1.2.5     GOOD UTILITY PRACTICE

          "Good Utility Practice" shall mean any of the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry during the relevant time period, or any of the practices, methods and acts which, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Good Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather is intended to include acceptable practices, methods, or acts generally accepted in the region.

          1.2.6     KEY PERSONNEL

          "Key Personnel" shall mean individuals employed by the Utility Contractor in the positions of managers and supervisors and who are designated as the individuals directly responsible for supervising or managing work to be performed or services to be provided under this Agreement.

          1.2.7     PARTY

        "Party" shall mean either Utility Contractor or ATCLLC.

          1.2.8     PARTIES

          "Parties" shall mean both Utility Contractor and ATCLLC.

          1.2.9     SERVICE SCHEDULES

          "Service Schedules" shall mean the schedules described in Section 4.4 of this Agreement.

          1.2.10    SERVICES

          "Services" shall mean any combination of the categories and/or sub-categories identified in Article 8 of this Agreement that are provided pursuant to this Agreement or any of the Service Schedules between the Parties.

          1.2.11    SYSTEM CONTROL SERVICES

          "System Control Services" shall mean those categories and subcategories of Services described in Sections 8.2 and 8.4 of this Agreement.

          1.2.12    TRANSMISSION FACILITIES

          "Transmission Facilities" shall mean the facilities for the transmission of electric energy and ancillary services transferred to ATCLLC by Utility Contractor pursuant to, and identified in, the Asset
     Contribution Agreement between ATCLLC and [               ], dated
                                                ---------------
     [           ], 2000, and new facilities constructed by ATCLLC for its
      -----------
     Transmission System which ATCLLC and Utility Contractor have agreed will be Transmission Facilities for purposes hereof.

          1.2.13    TRANSMISSION SYSTEM

          "Transmission System" shall mean the system of facilities for the transmission of electric energy and ancillary services owned or controlled by ATCLLC and which are covered by the ATCLLC OATT.

                                   ARTICLE 2

                                      TERM

     2.1  TERM OF AGREEMENT

     Subject to Article 3, this Agreement shall be effective from Day One and shall continue in effect as modified or supplemented by the Service Schedules. This Agreement terminates on the date that the last Service Schedule is terminated or when - in the absence of Service Schedules - the Agreement is terminated under the notice provision set forth in Section 4.4.

     2.2  EXTENSION

     This Agreement may be extended upon the mutual agreement of the Parties, subject to renegotiation (at the option of either Party) of the terms of this Agreement.

                                    ARTICLE 3

                          REQUIRED REGULATORY APPROVALS

     The effectiveness of this Agreement is hereby expressly conditioned upon the receipt by Utility Contractor and ATCLLC of all permits, regulatory authorizations and regulatory approvals that shall be required by the Parties to enter into and perform their obligations under this Agreement in a form acceptable in the reasonable judgment of the Party affected thereby.

                                    ARTICLE 4

         GENERAL PROVISIONS REGARDING SERVICES TO BE PROVIDED BY UTILITY
                                   CONTRACTOR

     4.1  SERVICES ON DAY ONE

     Except to the extent that the Parties agree otherwise and reflect in the Service Schedules contemplated in Section 4.4 below, each of the Services described in detail in Article 8 of this Agreement other than those excluded by ATCLLC pursuant to Section 4.2 and listed on Schedule 4.2 shall be provided to ATCLLC pursuant to this Agreement by Utility Contractor commencing on Day One. Utility Contractor shall continue to provide such Services until either the termination of the Services pursuant to Section 4.4(d), or the date a Service Schedule sets for termination of Services covered by that Service Schedule. Termination of Services under a Service Schedule shall be in accordance with the termination provisions in such Service Schedule. When a Service Schedule terminates, the Agreement terminates as to the Service covered by that Service Schedule.

     4.2  EXCLUSIONS OF SERVICES ON DAY ONE

     (a)  Administrative Services. At least 30 days prior to Day One, after
          -----------------------
consultation with Utility Contractor, ATCLLC shall identify in writing to Utility Contractor each of the Administrative Services that will not be provided by Utility Contractor on Day One. This list shall be attached as Schedule 4.2 to this Agreement.

     (b)  System Control Services. At least 45 days prior to Day One, after
          -----------------------
consultation with Utility Contractor, ATCLLC shall identify in writing to Utility Contractor those System Control Services which ATCLLC intends and is able to reliably and effectively provide for itself or through a third party consistent with the requirements of the Forming Party Agreement Regarding System Operating Procedures. No later than 15 days prior to Day One, after consultation with ATCLLC, Utility Contractor shall notify ATCLLC in writing whether it agrees that ATCLLC is capable of providing the identified Services consistent with the requirements of the Forming Party Agreement Regarding System Operating Procedures. Such agreement from Utility Contractor shall not be unreasonably withheld or delayed.

     4.3  EXCLUSION OF SERVICES AFTER DAY 181

     Not later than 60 days after Day One, after consultation with Utility Contractor, ATCLLC shall identify in writing which of the Administrative Services it will no longer take from Utility Contractor after Day 181. At this time, ATCLLC shall also identify which of the System Control Services ATCLLC intends to no longer take from Utility Contractor after Day 181 and which ATC intends and is able to reliably and effectively provide after Day 181 for itself or through a third party consistent with the requirements of the Forming Party Agreement Regarding System Operating Procedures. Not later than 90 days after Day One, after consultation with ACTLLC, Utility Contractor shall notify ATCLLC in writing whether it agrees that ATCLLC is capable of providing the identified Services consistent with the requirements of the Forming Party Agreement Regarding System Operating Procedures. Such agreement from Utility Contractor shall not be unreasonably withheld or delayed. ATCLLC's identification of Services under this subsection shall satisfy the Termination notice requirements in Section 4.4(d) as to those Services.

     4.4  DEVELOPMENT OF SERVICE SCHEDULES

     From and after Day One, the Parties shall, using the process set forth below, work in good faith to develop mutually acceptable Service Schedules for the continuation, reduction or termination of each of the categories of Services described in Article 8 by Utility Contractor and which ATCLLC is taking under this Agreement. That arrangement shall be reflected in one or more of the Service Schedules contemplated in this Article 4.4 and in Article 8. The Parties shall employ the following procedure for developing the Service Schedules:

          (a)  Information and Analysis. As soon as practicable before Day One,
               ------------------------
     Utility Contractor shall provide to ATCLLC sufficient reasonably available information on its staffing and supervision of the Services described in
     Article 8, a description of all systems employed in performing the Services, and information on plans for staffing and operation of its distribution business to the extent such plans impact its ability to continue to provide the Services described in Article 8. ATCLLC shall provide comparable information regarding its plans and requirements and its analysis of the process for modification and coordination of systems data transfers, software requirements, and like matters.

          (b)  ATCLLC Proposal of Service Schedules. At least 30 days prior to
               ------------------------------------
     Day 181, on the basis of information exchanged pursuant to Section 4.4(a), ATCLLC shall, for each of the Services it is receiving on Day 181, do one of the following:

               (i) propose Service Schedules for Utility Contractor's continued provision of some or all such Services after Day 181;

               (ii) If ATCLLC has been unable to complete the analysis contemplated in Section 4.4(a), it nevertheless may notify Utility Contractor that ATCLLC desires to enter into a Service Schedule for the Service and provide Utility Contractor with a proposal for the Service Schedule no later than 60 days after Day 181.

               (iii) For an Administrative Service, provide written notice of termination pursuant to Section 4.4(d);

               (iv) For a System Control Service which ATCLLC is able to provide reliably and effectively for itself or through third parties consistent with the Forming Party Agreement Regarding System Operating Procedures, provide written notice of termination pursuant to Section 4.4(d); or

          No later than 60 days after Day 181, after consultation with ATCLLC, Utility Contractor shall notify ATCLLC in writing whether it agrees that ATCLLC is capable of providing the System Control Services noticed for termination under (iv) above consistent with the requirements of the Forming Party Agreement Regarding System Operating Procedures. Such agreement from Utility Contractor shall not be unreasonably withheld or delayed. ATCLLC's identification of Services under this subsection shall satisfy the termination notice requirements in Section 4.4(d) as to those Services.

          (c)  Negotiation. Promptly after delivery of proposals for Service
               -----------
     Schedules, the Parties shall meet to consider them and shall negotiate in good faith toward adoption of mutually agreeable Service Schedules on the matters addressed in the proposal.

          (d)  Utility Contractor's Termination of Services. If and to the
               --------------------------------------------
     extent that the Parties do not agree on Service Schedules or Agreements covering a matter or matters included in an ATCLLC proposal within 120 days after the delivery of the proposal, or if ATCLLC fails to make a proposal in accordance with this Section 4.4, Utility Contractor, may, as to any Service on which there has been no Service Schedule, notify ATCLLC that after a specified date it will no longer provide the Service. At this time, ATCLLC may, for any Administrative Service for which there has been no Service Schedule, notify Utility Contractor that after a specified date ATCLLC will no longer procure the services from Utility Contractor.

          (e)  ATCLLC Termination of Services. If and to the extent that the
               ------------------------------
     Parties do not agree on Service Schedules or Agreements covering a matter or matters included in an ATCLLC proposal within 120 days after the delivery of the proposal, ATCLLC may notify Utility Contractor that after a specified date it will no longer procure any Administrative Service or any System Control Service that ATCLLC intends and is able to reliably and effectively provide for itself or through third parties consistent with the Forming Party Agreement Regarding System Operating Procedures. No later than 30 days after notification under this Section regarding a System Control Service, Utility Contractor shall, after consultation with ATCLLC, notify ATCLLC in writing whether it agrees that ATCLLC is capable of providing the System Control Service consistent with the requirements of the Forming Party Agreement Regarding System Operating Procedures. Such agreement from Utility Contractor shall not be unreasonably withheld or delayed. ATCLLC's identification of Services under this subsection shall satisfy the termination notice requirements in this Section 4.4(d) as to those Services.

          (f)  Sufficiency of Notice. The date specified by Utility Contractor
               ---------------------
     in any notice of termination under Section 4.4(d) or (e) hereof shall be such as will afford ATCLLC a reasonable opportunity to obtain the service from a third party or Parties. The date specified by ATCLLC in any notice of termination under Section 4.4(d) or (e) hereof shall be such as will afford Utility Contractor a reasonable opportunity to redeploy the resources Utility Contractor used to perform any Service discontinued pursuant to this Section. A period of six months shall in any event be deemed a reasonable period for purposes of such notice by either Party.

                                   ARTICLE 5

                     RESPONSIBILITIES OF UTILITY CONTRACTOR

     5.1  SCOPE OF SERVICES

     Utility Contractor shall perform, or cause to be performed, the Services in accordance with the terms, conditions and procedures specified in this Agreement.

     5.2  PERFORMANCE STANDARDS

     (a) In meeting their responsibilities hereunder, the Parties shall at all times follow Good Utility Practice, the requirements of this Agreement, and all directives and specifications of ATCLLC or its duly authorized designees.

     (b) Utility Contractor shall provide Services in accordance with ATCLLC direction as necessary to give effect to ATCLLC policies, plans and business decisions, but Utility Contractor shall be responsible for determining the manner of performance and for supervision of the work specified by ATCLLC or its authorized designee. Should Utility Contractors object to following the specifications or directives of ATCLLC on any basis, Utility Contractor shall nonetheless follow such directives and specifications. Where, in the judgment of Utility Contractor, following the specifications or directives of ATCLLC would pose a substantial risk to property or human safety, Utility Contractor shall, where time permits, notify a representative of ATCLLC and seek relief from the specification or directive. Where Utility Contractor does not have time to notify an ATCLLC representative and obtain relief, the Utility Contractor may take reasonable steps to mitigate damage to property or risk to human safety. In any non-emergency case in which Utility Contractor objects to following the directives or specifications of ATCLLC, it shall so notify ATCLLC in writing or confirm oral notice in writing by Key Personnel. Utility Contractor may, where it has given the notice required in this Section, subsequently address its objections under the dispute resolution process set forth in Article 11 of this Agreement.

     (c) Except as directed by ATCLLC, Utility Contractor shall make good faith efforts to maintain the pre-Agreement quality and timeliness of its performance of the Services in accordance with Good Utility Practice, including priority of work and methods.

     (d) The Utility Contractor acknowledges that ACTLLC has ultimate responsibility for the Transmission System and has the obligation to manage the Services. To that end, ATCLLC has the right, upon proper notice to Utility Contractor, to secure non-construction Services by adding ATCLLC personnel and/or contractors into project teams and determining the functions such ATCLLC personnel or contractors shall perform. If ATCLLC elects to add personnel or contractors, it shall make appropriate reassignment of responsibility so as to minimize any interference with the management and supervision by Utility Contractor of the work for which Utility Contractor is responsible and ATCLLC shall pay the cost incurred by Utility Contractor resulting from measures reasonably required of it to redeploy resources in response to such ATCLLC direction.

     (e) Utility Contractor shall not be deemed to have failed to adequately perform a specific Service under this Agreement where (i) Utility Contractor has performed the specific Service in accordance with Good Utility Practice, or any directive, specification, procedure or policy of ATCLLC; or (ii) where its ability to adequately perform a specific Service was constrained by an ATCLLC-imposed budgetary limitation on that specific Service to which limitation Utility Contractor objected in writing, or if orally, confirmed in writing by Key Personnel, at such time as the effect of the budget restraint became known.

     (f) If ATCLLC discovers that any Services performed fail to conform to this Agreement, Utility Contractor shall, at ATCLLC's option, promptly correct or perform such non-conforming Services so that they conform to this Agreement. Without limiting the generality of this provision, Utility Contractor shall provide the labor, supervision, equipment, tools and materials necessary to effect such remedy. Utility Contractor shall perform its remedial obligations hereunder in a timely manner consistent with ATCLLC's reasonable requirements. If Utility Contractor repeatedly fails, or is unable, to remedy such non-conforming Services during a period consistent with ATCLLC's reasonable requirements, ATCLLC may undertake to remedy the non-conforming Services and in such case Utility Contractor shall reimburse ATCLLC for any reasonable costs incurred thereby. This subsection shall be in addition to any other remedies provided by this Agreement or available at law or equity.

     (g) In its performance of the Services, Utility Contractor shall undertake its efforts in a fashion which does not unduly favor or discriminate against any distribution system.

     5.3  UTILITY CONTRACTOR RESOURCES

     (a) Utility Contractor shall maintain and manage the organizational and physical resources needed to perform the Services.

     (b) Utility Contractor shall maintain an organization and personnel, including contractors, capable of performing the Services in a cost effective manner. Qualifications for Key Personnel assigned to manage the performance of Services shall be available to ATCLLC at any reasonable time. ATCLLC shall have the right to interview the Key Personnel proposed by Utility Contractor to manage the performance of Services and to reject such Key Personnel for Good Cause at any time during the term of this Agreement. The Services shall be managed by such parts of Utility Contractor's organization as may be necessary to assure the cost-effective performance of the Services in accordance with this Agreement or any Service Schedule.

     (c) Utility Contractor shall maintain and manage the equipment, spare parts, materials and supplies needed to perform the Services in a cost-effective manner.

     5.4  BUDGET

     (a) As soon as possible before Day One, and thereafter at least 60 days before the beginning of each quarter throughout the term of this Agreement, Utility Contractor shall submit in writing to ATCLLC, for ATCLLC's review and approval, a budget for the 6 (six) months beginning with such quarter, and for each month in such 6 (six) month period, setting forth Utility Contractor's proposed expenditures for the Services not excluded by ATCLLC under Sections 4.2 or 4.3, or terminated pursuant to Sections 4.4.

     (b) The Budget shall include the information, and follow the format used by Utility Contractor in its budget associated with its existing plans for the initial 6 (six) month period with such modifications as ATCLLC may reasonably require or as may be required to coordinate the Budget with procedures for cost accounting and billing set forth in this agreement. The Budget shall describe in adequate detail the estimated expenditures associated with each of the Services ATCLLC is taking under this Agreement for the Budget period.

     (c) ATCLLC shall review, consult with Utility Contractor about work force and materials availability, and revise, as it deems appropriate, approve and return the Budget to Utility Contractor within 30 days of its submittal. During the term of the Budget ATCLLC may at each quarterly review, in response to suggestions made by Utility Contractor or on its own initiative, elect to revise the Budget to meet the then current needs of ATCLLC subject to any limitation set forth in Article 4 on ATCLLC's discretion to exclude or terminate Utility Contractor's provision of Services. If ATCLLC does elect to revise the Budget, ATCLLC shall communicate the changes made to Utility Contractor in writing, in a timely fashion; provided, however, that any costs incurred by Utility Contractor in reasonable anticipation of performing Services under the budget as previously approved by ATCLLC, and which could not reasonably have been mitigated by Utility Contractor, shall be borne by ATCLLC.

     5.5  REPORTS

     (a) As part of the Services, Utility Contractor shall prepare and submit the reports described in this Section. Such reports and data shall be provided to ATCLLC without restriction, and are subject to the confidentiality provisions of Section 17.7 of this Agreement.

     (b) As part of the Services, Utility Contractor shall prepare, on a quarterly basis within 30 days after the end of the quarter, a summary of the Services provided during the previous quarter. Such report shall include a summary of all material deficiencies in the systems, records, or assets that are the subject of the Services, and Utility Contractor's proposals for correcting such deficiencies.

     (c) As part of the Services, Utility Contractor shall prepare, on a monthly basis within 30 days after the end of the month, a budget variance report setting forth actual and budgeted expenditures for the period and year to date, together with Utility Contractor's explanation of any variance.

     (d) Utility Contractor shall prepare such other reports, and provide such other information, as ATCLLC may request regarding the Services.

     5.6  TRAINING

     (a) As part of the Services, Utility Contractor shall train its employees and agents appropriately to carry out its responsibilities to ATCLLC under this Agreement. At ATCLLC's expense, Utility Contractor shall provide ATCLLC training materials and course materials used by Utility Contractor in any training programs conducted pursuant to this Section.

     (b) As part of the Services, Utility Contractor shall provide training sessions to familiarize ATCLLC employees or agents with the Services provided under this Agreement. Utility Contractor shall provide such training sessions at such times and locations, to such audiences, and with such content, as may be appropriate and requested by ATCLLC.

     5.7  CONTRACTS WITH THIRD PARTIES

     ATCLLC acknowledges that Utility Contractor may have entered into contracts with third parties for some or all of the categories of Services described in
Article 8. ATCLLC further acknowledges that Utility Contractor may wish in the future to enter into contracts with third parties to perform some of the Services. All such third-party contracts shall be subject to the following provisions.

     (a)  Existing contracts. As soon as practicable before the Operations
          ------------------
Date, Utility Contractor shall provide ATCLLC, for its review, subject to the confidentiality provisions of Section 18.7, copies of all third-party contracts then currently in effect and under which the amounts payable are expected to exceed $50,000 annually for Services covered by this Agreement. During the term of this Agreement, Utility Contractor shall not modify any of these third-party contracts without the prior written approval of ATCLLC, which approval ATCLLC shall not unreasonably withhold or delay.

     (b)  Future Contracts. Utility Contractor may enter into contracts with
          ----------------
qualified third parties for the provision of Services, provided that Utility Contractor obtains ATCLLC's prior written approval of all proposed contractors and contracts for contracts under which the amounts payable are reasonably expected to exceed $50,000 annually, which approval ATCLLC shall not unreasonably withhold or delay.

     (c) Utility Contractor may not split any contracts to avoid the $50,000 approval threshold.

     (d)  Contract Invoices. Utility Contractor shall pass all invoices it
          -----------------
receives for third-party contract work used to provide Services directly through to ATCLLC, with no additional charges or markups, except as may be authorized under this Agreement.

                                   ARTICLE 6

                       COMPENSATION OF UTILITY CONTRACTOR

     6.1  COMPENSATION.

     As full and complete compensation for Utility Contractor's provision of the Services, ATCLLC shall pay Utility Contractor all of the reasonable direct and indirect costs incurred by Utility Contractor in performing such Services. Direct and indirect costs include but are not limited to labor costs with loadings which shall include labor costs for tasks such as recording costs and invoicing ATCLLC and the cost of materials and supplies; return of and on the cost of property employed; and payments to contractors, plus all overheads directly associated with any and all of these costs.

     6.2  METHODS OF CALCULATING THE COMPENSATION DUE.

     The methods and procedures for determining, recording, allocating, billing and auditing of Utility Contractor's costs is set forth in Schedule 1 hereto.

     6.3  COMPENSATION FOR INVENTORY AND STORAGE.

     (a) Upon cancellation or expiration of this Agreement, ATCLLC agrees to purchase the inventory of materials and supplies under the provisions of Section
3.8 of the Asset Contribution Agreement.

     (b) ATCLLC shall have the option to lease from Utility Contractor, or rent at cost, the warehouse space and other facilities and systems used by Utility Contractor to maintain and manage such materials and supplies.

     6.4  BILLING AND PAYMENT.

     Utility Contractor shall provide invoices to ATCLLC each month, setting forth the costs incurred by Utility Contractor during the previous month to provide the Services, and identifying costs accrued for Services by the Utility Contractor during the previous month, which accrued costs will be invoiced at a later date. ATCLLC shall pay each invoice within 15 days of receipt from Utility Contractor. Billing and payment disputes that cannot be resolved in the normal course of business shall be resolved using the dispute resolution procedures described in Article 8.

     6.5  AUDITS AND ADJUSTMENTS.

     Utility Contractor shall maintain and retain for such time as ATCLLC may reasonably direct, but not for longer than six years, the books and other records needed to document the costs Utility Contractor incurs as a result of fulfilling its obligations under this Agreement. Utility Contractor shall respond to any reasonable request from ATCLLC for information related to a cost charged by Utility Contractor to ATCLLC by providing ATCLLC the information reasonably needed by ATCLLC to verify the cost in question. From time to time, ATCLLC may conduct, and Utility Contractor shall permit ATCLLC to conduct or cause to be conducted by its authorized agents, at ATCLLC's expense, audits of the books and records of Utility Contractor that relate to the Services provided under this Agreement. Such audits will be conducted at reasonable, mutually agreed upon times, provided that ATCLLC must contest invoices within one year of receipt and must complete any audit relating to a contested invoice within a reasonable period of time thereafter. Any adjustment identified to be made as a result of an audit and that is payable under Section 5 of Schedule 1 shall be made to the billing statement next issued following the conclusion of the audit.

                                   ARTICLE 7

                           RESPONSIBILITIES OF ATCLLC

     During the term of this Agreement, ATCLLC shall, at its cost and expense, and in a manner consistent with Good Utility Practice, perform or provide the following at the times required to support the provision of the Services:

     (a) ATCLLC shall provide Utility Contractor with all necessary access to the Transmission Facilities and ATCLLC properties upon which such Transmission Facilities are located, and records.

     (b) ATCLLC shall, with the concurrence and assistance of Utility Contractor as may be necessary or appropriate, procure and maintain in effect all permits, certificates and licenses needed by the owner of the Transmission Facilities for provision of the Services.

     (c)  ATCLLC shall review, revise and approve Budgets, as described in
Section 5.3 hereof. All Budgets shall be reasonable and consistent with Good Utility Practice, subject to any limitation in Article 4 on ATCLLC's discretion to exclude or terminate Services, and any approvals of Budgets shall not be unreasonably withheld or delayed.

     (d) ATCLLC shall provide training sessions to familiarize Utility Contractor personnel with the processes and procedures relating to the Services that are developed by ATCLLC during the term of this Agreement for application by ATCLLC throughout the ATCLLC Transmission System.

     (e) ATCLLC shall provide Utility Contractor with such other information, oversight and direction as is needed by Utility Contractor to fulfill Utility Contractor's responsibilities under this Agreement.

                                   ARTICLE 8

                 SERVICES AVAILABLE TO ATCLLC DURING TRANSITION

     8.1  GENERAL

     The categories and subcategories of Services available to ATCLLC under this Agreement include those described in Sections 8.2 to 8.10 below as modified from time to time in accordance with Service Schedules adopted pursuant to this Agreement.

     8.2  CONTROL CENTER SERVICES

     (a)  Control Center Services comprise:

          (i) Necessary functions for operation of control center facilities and for transmission related system use.

          (ii) Provision and supervision of control center system operator labor.

          (iii) Dispatch of field operations personnel.

          (iv) Necessary functions for restoration/blackstart operations.

     (b)  Transitional Considerations for Development of Service Schedule.

          (i) Any further terms and conditions governing the provision of Control Center Services shall be set forth in Service Schedule 8.2.

          (ii) The Parties contemplate that work on preparation of Service
     Schedule 8.2 will have high priority.

     8.3  REAL ESTATE

     (a)  Real Estate Services comprise:

          (i) Performance of real estate records management functions for the Transmission Facilities, including real estate and but excluding all financial accounting records and reports.

          (ii) Negotiating, drafting, executing, and maintaining records relating to easements, licenses, permits, etc., for the Transmission Facilities.

          (iii)Monitoring and taking appropriate action regarding encroachments by or upon Transmission Facilities real estate interests of ATCLLC.

          (iv) Real estate negotiation, acquisition, and condemnation functions for the Transmission Facilities.

          (v)  Property owner relations functions.

          (vi) Lease management, billing and collection.

          (vii)Subject to any other agreement between the Parties, Joint Facility management (CATV), telephone, fiber, etc.) including billing, collection, pole attachment documentation, and make-ready process.

          (vii)Federal, State and local highway/road use, relocation, reimbursement.

          (ix) Support for Public Service Commission of Wisconsin proceedings on Certificates of Public Convenience and Necessity and Certificates of Authority, including data gathering, and public meetings.

          (x)  Route planning, siting and selection.

     (b)  Transitional Considerations for Development of Service Schedule.

          (i) The Utility Contractor shall maintain real estate records as requested by ATCLLC in Utility Contractor's integrated records system.

          (ii) The nature and pace of the transition will depend on decisions by ATCLLC as to the records system it desires, development of data transfer processes, protocols and software, systems compatibility, and other matters which the Parties have only begun to analyze.

     8.4  PROJECT SERVICES

     (a) Project Services comprise functions necessary for the design, functioning and construction of capital projects, including engineering, protection and control design, procurement and construction.

     (b)  Transitional Considerations for Development of Service Schedule.

          (i) Service Schedule 8.4 shall list the projects or type of projects for which Utility Contractor has a right or obligation to provide Project Services.

          (ii) Service Schedule 8.4 or schedules thereto shall specify the specific level of Project Services required for each project.

          (iii)Service Schedule 8.4 shall specify the period of time during which Utility Contractor will provide Project Services.

     8.5  ENVIRONMENTAL SERVICES

     Environmental Services comprise:

     (a) Functions necessary to support preparation of environmental assessments and species management and for all technical services related to environmental matters not included in the Operations and Maintenance Agreement between the Parties.

     (b) Agency relations functions with federal, state or local governmental or regulatory bodies having environmental responsibilities.

     8.6  SUPPLY CHAIN SERVICES

     Supply Chain Services comprise:

     (a)  Sourcing and logistic functions.

     (b)  Inventory and warehousing functions.

     (c) Contract requirements and legal requirements functions subject to ATCLLC approval.

     8.7  ENGINEERING SERVICES

     Engineering Services comprise:

     (a)  Functions supporting ATCLLC's standards development.

     (b) Records management functions including as built drawing, CAD services, Storage, reproduction and mapping/GIS.

     (c)  Performance of special studies, as requested.

     8.8  PLANNING SERVICES

     Planning Services comprise:

     (a)  Functions related to special studies requested by ATCLLC.

     (b) Functions related to running special software as requested by ATCLLC.

     8.9  MISCELLANEOUS SERVICES

     Miscellaneous Services comprise:

     (a) Provision of management and professional staff to work under ATCLLC direction as supplemental ATCLLC staff to the extent available from Utility Contractor.

     (b)  Provision of accounting services and associated records management.

     (c) To the extent not included as part of other Services, Legacy Software Services, including:

          (i) Functions relating to transferring or obtaining licenses for ATCLLC for software as required.

          (ii) Functions relating to enhancements to software developed by Utility Contractor in-house as approved by ATCLLC.

          (iii)Functions relating to management of data base provided for ATCLLC use.

     (d)  Such other Services as may be agreed from time to time.

                                    ARTICLE 9

                        SPECIALIZED CONSTRUCTION SERVICES

     The Parties recognize that the Utility Contractor may have employees who perform specialized construction services. For the purposes of this Article, specialized construction services mean non-supervisory direct construction work on capital projects.

     Notwithstanding any provisions to the contrary in this Agreement, ATCLLC agrees to utilize all of the specialized construction services employee time available to ATCLLC for a period of three years and, after three years, to offer to employees who are necessary for these functions employment under conditions which meet the requirements of Wis. Stat. ss. 196.807(3).

                                   ARTICLE 10

                                    OWNERSHIP

     For the purpose of this Agreement:

          (a) Rights in ATCLLC Independently Developed Technology: Any Technology prepared, developed or acquired solely by the ATCLLC shall be owned solely by ATCLLC (hereinafter, "ATCLLC Owned Technology"). Except as provided for herein, nothing herein shall imply a license in the ATCLLC Owned Technology.

          (b)  Rights In Utility Contractor Independently Developed Technology:
     Any Technology prepared, developed or acquired solely by Utility Contractor shall be owned solely by Utility Contractor (hereinafter, "Utility Contractor Owned Technology"). Except as provided for herein, nothing herein shall imply a license in the Utility Contractor Owned Technology.

          (c) Rights In Jointly Developed Technology: Any Technology jointly prepared, developed or acquired by the ATCLLC and Utility Contractor, shall be jointly owned (hereinafter, "Joint Technology"). The ownership rights granted under this paragraph shall be limited to the Joint Technology only and, except as provided for herein, does not grant any rights, license or otherwise in either the ATCLLC Owned Technology or Utility Contractor Owned Technology that may be necessary to utilize the Joint Technology.

          (d) Grant Of Rights In ATCLLC Owned Technology: To the extent any ATCLLC Owned Technology is needed by a Utility Contractor in furtherance of performing the Services or any aspect thereof, the ATCLLC hereby grants to the Utility Contractor a full and complete, world-wide, royalty-free, fully paid-up, non-exclusive license to use, without the right to grant sublicenses, the ATCLLC Owned Technology.

          (e) Grant Of Rights In Background Utility Contractor Technology: To the extent that background or underlying technology of Utility Contractor used by Utility Contractor in its performance of Services hereunder is required by ATCLLC to make use of its ATCLLC Owned Technology or the Joint Technology, the Utility Contractor hereby grants to the ATCLLC a full and complete, world-wide, royalty-free, fully paid-up, non-exclusive license to use the background or underlying technology of the Utility Contractor for the term of this Agreement and afterwards but only for the purposes and to the extent during the term of this Agreement without the right to grant sublicenses.

          (f) Shared Rights in Joint Technology: The ATCLLC and the Utility Contractor shall retain perpetually full and complete rights to (e.g., make, use or sell) the Joint Technology. Neither party may assign or otherwise transfer any rights in the Joint Technology, by license or otherwise, to the detriment of the other.

                                   ARTICLE 11

                               DISPUTE RESOLUTION

          Any dispute arising out of or in connection with this Agreement shall be resolved according to the dispute resolution procedures set forth in Schedule B of the Operating Agreement of American Transmission ATCLLC.

                                   ARTICLE 12

                                  FORCE MAJEURE

     (a) Neither Party shall be responsible or liable, or deemed in breach hereof, to the extent the performance of its respective obligations hereunder is prevented or delayed due solely to circumstances beyond the reasonable control and without the fault or negligence of the party experiencing such impediment to performance, including but not limited to acts of God; war; riots; strikes, lockouts or other labor disturbances; labor or material shortages; actions or failures to act on the part of governmental authorities preventing or delaying performance; inability despite due diligence to obtain required licenses; or fire (such causes hereinafter called "Force Majeure").

     (b) The Party experiencing the Force Majeure shall exercise due diligence in endeavoring to overcome any Force Majeure impediment to its performance, but settlement of its labor disturbances shall be entirely within its discretion. The Party experiencing the Force Majeure shall promptly give written notification to the other Party. This written notification shall include a full and complete explanation of the Force Majeure and its cause, the status of the Force Majeure, and the actions such Party is taking and proposes to take to overcome the Force Majeure. ATCLLC shall have the right, upon written notice to Utility Contractor, to obtain alternate contractors to perform the Services during any event of Force Majeure that prevents or delays Utility Contractor's performance hereunder if the Force Majeure has or, in ATCLLC's reasonable judgment, threatens to have an adverse effect on ATCLLC's ability to conduct its operations.

                                   ARTICLE 13

                             LIMITATION OF LIABILITY

     With respect to claims by and between the Parties under this Agreement, the measure of damages at law or in equity in any action or proceeding shall be limited to direct actual damages only, such direct actual damages shall be the sole and exclusive remedy and all other remedies or damages at law or in equity are waived and neither Party shall be liable in statute, contract, in tort (including negligence), strict liability, warranty or under any other legal theory or otherwise to the other Party, its agents, representatives, and/or assigns, for any special, incidental, punitive, exemplary or consequential loss or damage whatsoever, including, but not limited to, loss of profits or revenue on work not performed, for loss of use of or under-utilization of the other Party's facilities, loss of use of revenues, attorneys' fees, litigation costs, or loss of anticipated profits, resulting from either Party's performance or non-performance of an obligation imposed on it by this Agreement, without regard to the cause or causes related thereto, including the negligence of any party. The Parties expressly acknowledge and agree that this limitation shall apply to any claims for indemnification under Article 14 of this Agreement. The provisions of this section shall survive the termination or expiration of this Agreement.

                                   ARTICLE 14

                                    INDEMNITY

     (a)  Utility Contractor's Indemnification. Subject to the provisions of
          ------------------------------------
Article 13, Utility Contractor shall indemnify, hold harmless and defend ATCLLC, and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, affiliates' employees, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any person or entity, or death of any individual, including ATCLLC's employees and affiliates' employees, Utility Contractor's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by Utility Contractor or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with Utility Contractor's performance or breach of this Agreement, or the exercise by Utility Contractor of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the negligence or intentional wrongdoing of ATCLLC, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, Utility Contractor hereby waives any defense it otherwise might have under applicable workers' compensation laws.

     (b)  ATCLLC's Indemnification. Subject to the provisions of Article 13,
          ------------------------
ATCLLC shall indemnify, hold harmless and defend Utility Contractor, its parent and its officers, directors, employees, affiliates, managers, members, trustees, shareholders, agents, contractors, subcontractors, invitees and successors, from and against any and all claims, demands, suits, obligations, payments, liabilities, costs, losses, judgments, damages and expenses (including the reasonable costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements, and compromises relating thereto, reasonable attorneys' and expert fees and reasonable disbursements in connection therewith) for damage to property, injury to any person or entity, or death of any individual, including Utility Contractor's employees and affiliates' employees, ATCLLC's employees, or any other third parties, to the extent caused wholly or in part by any act or omission, negligent or otherwise, by ATCLLC or its officers, directors, employees, agents, contractors, subcontractors and invitees arising out of or connected with ATCLLC's performance or breach of this Agreement, or the exercise by ATCLLC of its rights hereunder; provided, however, that the provisions of this Section shall not apply if any such injury, death or damage is held to have been caused by the negligence or intentional wrongdoing of Utility Contractor, its agents or employees. In furtherance of the foregoing indemnification and not by way of limitation thereof, ATCLLC hereby waives any defense it otherwise might have under applicable workers' compensation laws.

     (c)  Indemnification Procedures. Any Party seeking indemnification under
          --------------------------
this Agreement shall give the other Party notice of such claim as soon as practicable but in any event on or before the thirtieth (30th) day after the Party's actual knowledge of such claim or action. Such notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated if necessary) of the claim that has been, or may be sustained by, said Party. To the extent that the other Party will have been actually and materially prejudiced as a result of the failure to provide such notice, such notice will be a condition precedent to any liability of the other Party under the provisions for indemnification contained in this Agreement. Neither Party may settle or compromise any claim for which indemnification is sought under this Agreement without the prior consent of the other Party; provided, however, said consent shall not be unreasonably withheld or delayed. Each Party's indemnification obligation will survive expiration, cancellation or early termination of this Agreement.

                                   ARTICLE 15

                                    INSURANCE

     (a) The Parties agree to maintain, at their own cost and expense, general and automobile liability, worker's compensation, and other forms of insurance relating to their operations for the life of this Agreement in the manner, and amounts, at a minimum, as set forth below,

     (i) Workers' Compensation Insurance in accordance with all applicable state, federal and maritime law, including Employer's Liability Insurance in the amount of $1,000,000 per accident;

     (ii) Commercial General Liability Insurance, including Contractual Liability Coverage for liabilities assumed under this Agreement, and Personal Injury Coverage in the amount of $25,000,000 per occurrence for bodily injury and property damage. Utility Contractor's policy shall include ATCLLC and ATC Management Inc. as additional insureds and ATCLLC's policy shall include Utility Contractor as an additional insured.

     (iii) Automobile Liability Insurance for all owned, non-owned, and hired vehicles with bodily injury limits of no less than $5,000,000 per person, $5,000,000 per accident; and property damage limits of no less than $5,000,000 per accident. Utility Contractor's policy shall include ATCLLC and ATC Management Inc. as additional insureds and ATCLLC's policy shall include Utility Contractor as an additional insured.

     (iv) Where a Party has more than $100 million in assets it may, at its option, self insure all or part of the insurances required in this Article; provided, however, the self-insuring Party agrees that all other provisions of this Article, including, but not limited to, waiver of subrogation, waiver of rights of recourse, and additional insured status, which provide or are intended to provide protection for the other Party and its affiliated and associated companies under this Agreement, shall remain enforceable. A Party's election to self-insure shall not impair, limit, or in any manner result in a reduction of rights and/or benefits otherwise available to the other Party and its affiliated and associated companies through formal insurance policies and endorsements as specified in the above parts of this Article. The self-insuring Party agrees that all amounts of self-insurance, retentions and/or deductibles are the responsibility of and shall be borne by the self-insuring Party.

     (b) Within fifteen (15) days of the Effective Date, and each anniversary of the Effective Date, during the term of this Agreement, (including any extensions), each Party shall provide to the other Party, properly executed and current certificates of insurance with respect to all insurance policies required to be maintained by such Party under this Agreement. Certificates of insurance shall provide the following information:

     (i)  Name of insurance company, policy number and expiration date;

     (ii) The coverage required and the limits on each, including the amount of deductibles or self-insured retentions, which shall be for the account of the Party maintaining such policy;

     (iii) A statement indicating that the other Party shall receive at least thirty (30) days prior written notice of cancellation or expiration of a policy, or reduction of liability limits with respect to a policy; and

     (iv) A statement identifying and indicating that additional insureds have been named as required by this Agreement.

     (c) At a Party's request, in addition to the foregoing certifications, the other Party shall deliver to the first Party a copy of applicable sections of each insurance policy.

     (d) Each Party shall have the right to inspect the original policies of insurance applicable to this Agreement at the other Party's place of business during regular business hours.

     (e) If any insurance is written on a "claims made" basis, the respective Party shall maintain the coverage for a minimum of seven years after the termination of this Agreement.

     (f) To the extent permitted by the insurer and commercially reasonable, each Party shall obtain waivers of subrogation in favor of the other Party from any insurer providing coverage that is required to be maintained under this
Article 15, except for the coverage required under Section 15(a)(i). A Party shall not be required to obtain a waiver of subrogation if the other Party is not able to obtain a waiver of subrogation from its insurance carrier.

                                   ARTICLE 16

                             SUCCESSORS AND ASSIGNS

     This Agreement and each and every covenant, term and condition hereof, shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns. Utility Contractor shall not assign its rights or obligations hereunder without express written approval of ACTLLC, except it may assign its rights or obligations to a purchaser (or an affiliate) who will own all or substantially all of Utility Contractor's distribution assets or equity interests and who shall then be bound by all of the provisions of this Agreement. ATCLLC shall not assign its rights or obligations hereunder without express written approval of Utility Contractor, except it may assign its rights and obligations to a purchaser (or an affiliate) who will own all or substantially all of ATCLLC's transmission assets and who shall then be bound by all of the provisions of this Agreement.

                                   ARTICLE 17

                                     NOTICE

     (a) All certificates or notices required hereunder shall be given in writing and addressed or delivered to the representative(s) specified in this Agreement. Notices shall be deemed received (i) upon delivery, when personally delivered; (ii) upon receipt, when sent via registered or certified mail; (iii) the next business day, when sent via overnight courier; and (iv) upon transmittal, when sent via facsimile. Copies of all general correspondence regarding this Agreement shall also be sent to these representative(s).

     (b) Notices submitted hereunder shall be directed to the following individuals:

          Notices to Utility Contractor:

          Attn:
               -------------------------

               -------------------------

               -------------------------

          Notices to ATCLLC:
          Attn:
               -------------------------

               -------------------------

               -------------------------

     (c) ATCLLC or Utility Contractor may change their respective representative(s) designated to receive notice hereunder by written notice to the other Party. All correspondence and transmittals between the parties shall be executed pursuant to coordination procedures that shall be developed by the parties.

                                   ARTICLE 18

                                  MISCELLANEOUS

     18.1  COMPLIANCE WITH LAWS

     Throughout the term of this Agreement, each Party shall perform its obligations hereunder in compliance with all present and future federal, state and local statutes, ordinances, rules and regulations, including, but not limited to those pertaining to human safety, protection of property, non-discrimination, and protection of the environment.

     18.2  ENTIRE AGREEMENT

     This Agreement, together with any Service Schedules, Exhibits, and Schedules attached hereto, is the entire understanding of the Parties regarding the subject matter hereof, and supersedes all prior oral or written discussions, negotiations and agreements the Parties may have had with respect to the subject matter hereof.

     18.3  COUNTERPARTS

     This Agreement may be executed in any number of counterparts, and each counterpart shall have the same force and effect as the original instrument.

     18.4  AMENDMENT

     No amendment, modification or waiver of any term hereof shall be effective unless set forth in a writing signed by both ATCLLC and Utility Contractor.

     18.5  SURVIVAL

        All warranties, remedial obligations, indemnities and confidentiality rights and obligations provided for herein shall survive the cancellation, expiration or termination hereof.

     18.6  INDEPENDENT CONTRACTOR

     Utility Contractor at all times shall be deemed to be an independent contractor and none of its employees or the employees of its contractors shall be considered to be employees of ATCLLC during the term of this Agreement. Utility Contractor shall have no authority to act on behalf of ATCLLC or bind ATCLLC in any manner except as expressly set forth in this Agreement. The Parties acknowledge that neither this Agreement nor any of its provisions are intended to create any partnership or joint venture between the Parties.

     18.7  CONFIDENTIALITY

     (a) "Confidential Information", as used in this Section 18.7, shall mean all information or documentation disclosed or made available by either Party to the other, including but not limited to correspondence between the Parties, business plans, financial information, policies and procedures, computer programs, reports and analyses, or other information which a Party in good faith designates as "Trade Secrets" as that term is defined in Wis. Stat. ss. 134.90(1)(c).

     (b) In consideration of the disclosure by one Party of Confidential Information to the other Party, the Parties agree that each of them shall undertake in good faith to accomplish the following additional actions with respect thereto:

               (i) to use the Confidential information for the sole purpose of fulfilling the obligations of the Parties pursuant to this Agreement;

               (ii) to safeguard and hold in strict confidence all Confidential Information, limiting disclosure of Confidential Information to employees, contractors or agents who have a need to know;

               (iii) to protect Confidential Information from disclosure to anyone not a party to this Agreement without the prior approval of the disclosing Party; and

               (iv) upon the request of the disclosing Party and in any event upon cancellation or expiration of this Agreement, to return all Confidential Information, or to certify that such Confidential Information has been destroyed.

     (c) The restrictions of this Section do not apply to any information which is already known by the receiving party, possessed by a third party prior to disclosure, acquired from anyone not a party to this Agreement without restriction, or which is publicly available.

     (d) Each Party retains all right, title and interest in and to any Confidential Information disclosed by the party hereunder.

     (e) In the event that either Party is required by applicable law to disclose any Confidential Information of the other Party, such party shall promptly notify the other Party of such requirement and cooperate with the other Party to protect the Confidential Information from any disclosure not required by law.

     (f) The obligations of this Section shall survive for a period of 3 years following any expiration or cancellation of this Agreement.

     18.8  STANDARDS OF CONDUCT

     If the performance of this Agreement requires ATCLLC to disclose information about the Transmission System to Utility Contractor, the dissemination of which by Utility Contractor would have been subject to FERC's Standards of Conduct requirements, 18 C.F.R. Part 37, prior to the transfer of the Transmission Facilities, such information shall not be disclosed by Utility Contractor or ATCLLC to any persons that would not have been entitled to receive such information prior to such transfer.

     18.9  NO IMPLIED WAIVERS

     The failure of a Party to insist upon or enforce strict performance of any of the provisions of this Agreement shall not be construed as a waiver or relinquishment to any extent of such Party's right to assist or rely upon any such provisions, rights and remedies in that or any other instance; rather, the same shall be and remain in full force and effect.

     18.10 NO THIRD-PARTY BENEFICIARIES

     This Agreement is intended to be solely for the benefit of ATCLLC and Utility Contractor and their successors and permitted assigns and is not intended to and shall not confer any rights or benefits on any third party (other than successors and permitted assigns) not a signatory hereto.

     18.11 SEVERABILITY

     In the event that any provision of this Agreement is deemed as a matter of law to be unenforceable or null and void, such unenforceable or void portion of such provision shall be deemed severable from this Agreement unless the removal of the unenforceable provision materially alters the obligations of either Party hereunder. Even if there is a material alteration in the remainder of the Agreement, the Agreement shall continue in full force and effect as if such provision was not contained herein., but the Parties shall negotiate in good faith new provisions in relation to the deleted provision that will to the extent practicable restore the benefit of the bargain contained in such provision, and that are consistent with Good Utility Practice.

     18.12 GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, with the exception of any choice of laws provisions.

     18.13 INTERPRETATION.

     If there is any inconsistency between this Agreement and the Operating Agreement of ATCLLC or the Asset Contribution Agreement, that other agreement shall prevail to the extent of the inconsistency.

     18.14 HEADINGS

     The headings set forth herein are inserted for convenience and shall have no effect on the interpretation or construction of this Agreement.

     18.15 MODIFICATION OF AGREEMENT BY SERVICE SCHEDULES

     Service Schedules are intended to specify further terms and conditions of Utility Contractor's provision of Services. Such agreements may modify or supercede the terms and conditions of this Agreement only to the extent that the Parties obtain any required PSCW approval under Wis. Stat. ss. 196.52.

     18.16 AFFILIATE STATUS OF PARTIES

     For purposes of Articles 13, 14, and 15, neither Party shall be treated as an affiliate of the other.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives, effective as of the date first written above.

                                   AMERICAN TRANSMISSION COMPANY, LLC

                                   BY
                                     --------------------------------------
                                   TITLE
                                        -----------------------------------


                                   [                                       ]
                                    --------------------------------------

                                   BY
                                     --------------------------------------
                                   TITLE
                                        -----------------------------------

                                   SCHEDULE 1
                  (ATTACHED TO TRANSITIONAL SERVICES AGREEMENT)

     1.   GENERAL DESCRIPTION.
          -------------------

     Utility Contractor shall invoice to ATCLLC the actual costs of providing Services for the previous month. The invoice will also identify any costs for Services accrued during the previous month by Utility Contractor with the understanding that these accrued costs will be invoiced for payment at a later date (as they are paid by Utility Contractor). Utility Contractor's invoices to ATCLLC will be in a consistent format and provided monthly together with the Utility Contractor's detailed billing reports supporting the invoice.

     2.   METHODS OF CALCULATING COSTS TO BE PAID BY ATCLLC.
          -------------------------------------------------

          (a)  Direct Costs. Costs incurred by the Utility Contractor that are
               ------------
solely and directly attributable to the Services shall be directly billed to ATCLLC in full. These directly billed costs shall be recorded as incurred by Utility Contractor to internal bookkeeping accounts designated as transmission billing accounts. The direct cost for materials and supplies shall be their book value.

          (b)  Indirect Costs. Costs incurred by the Utility Contractor for
               --------------
activities that support the entire company or which support the Services plus other divisions of the company will be identified and a portion of these costs will be allocated to ATCLLC. Utility Contractor will identify and aggregate all of these costs into recognizable categories and, in cooperation with ATCLLC, shall develop methods for calculating the portion of each cost category that should be allocated to ATCLLC. The method for determining the share allocable to ATCLLC may vary from cost category to cost category. A document describing the methods for allocating categories of costs to ATCLLC, including any allocation formulas, will be attached to this Schedule 1.

          (c)  Labor Loadings. Loadings that account for pension and employee
               --------------
benefit costs, payroll taxes and costs, and the expense of non-productive time (paid leaves plus, if not a separate cost category, training) shall be added to any direct or indirect labor costs billed to ATCLLC. A document describing the methods Utility Contractor will use to calculate and apply labor loadings will be attached to this Schedule 1.

          (d)  Extraordinary Costs. Subject to Article 5 of the Agreement, costs
               -------------------
incurred by Utility Contractor that are unusual, special or extraordinary may require unique treatment. Utility Contractor will notify ATCLLC in advance of incurring such costs whenever possible and as soon as possible after incursion of the cost if advance notice is not possible, but in any event prior to sending ATCLLC an invoice that includes the cost.

          (e)  Utility Contractor's System for Recording Its Costs. Utility
               ---------------------------------------------------
Contractor will notify ATCLLC in advance of any changes to its system of recording and tracking its costs that will significantly impact the calculation or appearance of invoices to ATCLLC. Utility Contractor will, at ATCLLC's expense, provide for the transfer to ATCLLC of electronic billing data in a form usable by ATCLLC's electronic systems for recording and tracking costs of the Services.

     3.   TRUE-UPS AND REVIEWS.
          --------------------

     Amounts that have been billed based on estimates will be adjusted to the Utility Contractor's actual costs after actual costs are known and ATCLLC will pay more or receive a credit, as appropriate, for any true-up. Such true-ups may be performed at any time, but at least one annual true-up will be performed by the Utility Contractor for the previous year before the expiration of the first quarter of the following year. In addition, formulas, procedures and allocations may be revised by either Party if the Party proposing the revision can demonstrate to the other Party that new facts have come to light or that it has discovered or developed an improved formula, procedure or method for accurately determining or invoicing actual costs. Any such revision to a formula, procedure or allocation will not be applied retroactively. Amounts previously billed in error, however, will be corrected in accordance with Section 4 below; error here includes the long or short-term misapplication of an approved formula. Where refunds or additional amounts are owed due to a true-up or correction, the refund or additional amount shall appear on the next monthly billing following identification of the adjustment.

     4.   CONTESTED STATEMENTS.
          --------------------

     ATCLLC may contest, and Utility Contractor may correct, any particular items included in any Utility Contractor invoice within one year of ATCLLC's receipt of the invoice. This provision does not limit ATCLLC's right to audit Utility Contractor under Section 6.5 of the Agreement.

     5.   ADJUSTMENTS.
          -----------

     Utility Contractor shall promptly reimburse or credit ATCLLC for any charges that should not have been billed to ATCLLC as provided in the Agreement and which either Party identifies within 12 months of ATCLLC's receipt of the invoice containing such charges. Such reimbursements shall be set forth in the appropriate section of the invoice. Utility Contractor shall bill ATCLLC for any charges that were not billed but should have been billed to ATCLLC as provided in this Agreement, and which either Party identifies within 12 months of the month that the charges were incurred.

     The amount of any adjustment under this Section shall reflect interest from the date such amounts were due at the published prime interest rate of Firstar Bank on the last business day of the preceding month.